UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2015

Genesis Healthcare, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33459	20-3934755
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

101 East State Street Kennett Square, PA	19348
(Address of Principal Executive Offices)	(Zip Code)

(610) 444-6350

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement

On December 1, 2015, Genesis Healthcare, Inc., a Delaware corporation (the “Company”), completed a transaction with Revera Inc. (“Revera”) pursuant to which the Company will operate or manage 24 Revera facilities and Premier Therapy, Revera’s former contract rehabilitation business.    Genesis acquired the real estate of 15 Revera facilities and added four properties into its master lease with Welltower Inc. Genesis awaits regulatory approval on five facilities in the state of Vermont and has entered into separate agreements to manage these facilities in the interim.  If Genesis receives regulatory approval from the state of Vermont, Genesis expects to complete the acquisition of the Vermont real estate.

In connection with the completion of this transaction, on December 1, 2015, the subsidiaries of the Company that acquired the real estate of the Revera facilities entered into a $134,100,000 loan (the “Real Estate Bridge Loan”) advanced by Welltower Inc. which can be increased to up to $179,690,000 upon the acquisition of the five Vermont facilities and which is secured by (x) a mortgage lien on each of the properties owned by such subsidiaries, and (y) a second lien on certain receivables of the operators of such properties.

The Real Estate Bridge Loan is subject to a 24-month term with two extension options of 90-days each and accrues interest at a rate based upon 30-day LIBOR (using a floor of .50%) plus an interest margin that starts at 0 bps and escalates periodically to a maximum of 650 bps through the term of the Real Estate Bridge Loan, and increases with each extension to a maximum interest margin of 700 bps.  The Real Estate Bridge Loan is subject to payments of interest only during the term with a balloon payment due at maturity; provided, that to the extent the subsidiaries receive any net proceeds from the sale and/or refinance of the properties such net proceeds are required to be used to repay the outstanding principal balance of the Real Estate Bridge Loan.

The Company has guaranteed the full payment of the Real Estate Bridge Loan.

Item 2.03Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registration

The information set forth above in “Item 1.01 - Entry into a Material Definitive Agreement” is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2015	GENESIS HEALTHCARE, INC.
/s/ Michael S. Sherman
Michael S. Sherman
Senior Vice President, General Counsel, Secretary and Assistant Treasurer